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                                                                    EXHIBIT 8.1

                               HALE AND DORR LLP
                              Counsellors at Law

                 60 State Street, Boston, Massachusetts 02109
                        617-526-6000 * Fax 617-526-5000

                                                                January 4, 1999

Arch Communications Group, Inc.
1800 West Park Drive, Suite 250
Westborough, Massachusetts 01581

  Re: Registration Statement on Form S-4 and Prospectus of Arch
      Communications Group, Inc.

Ladies and Gentlemen:

  We are counsel to Arch Communications Group, Inc., a Delaware corporation ("Arch"), and have acted as such in connection with the filing of a Registration Statement on Form S-4 (File No. 333-62211) (the "Registration Statement") under the Securities Act of 1933, as amended, which includes the Prospectus relating to an offering of transferable stock purchase rights in connection with other transactions contemplated by the Agreement and Plan of Merger dated as of August 18, 1998, as amended as of September 3, 1998 and as of December 1, 1998 (the "Merger Agreement"), by and among Arch, Farm Team Corp., a Delaware corporation and wholly owned subsidiary of Arch, MobileMedia Corporation, a Delaware corporation ("Parent") which is currently operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"), and MobileMedia Communications, Inc., a Delaware corporation and wholly owned subsidiary of Parent which is also currently operating as a debtor-in-possession under Chapter 11 ("MMC" and, together with its subsidiaries, "MobileMedia"); and a related Third Amended Joint Plan of Reorganization of Parent and MobileMedia under Chapter 11 dated as of December 1, 1998 (the "Amended Plan"). Pursuant to the Merger Agreement, MMC will merge with and into Farm Team (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Registration Statement. All sections references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Tax Code").

  We have examined the Registration Statement, the Merger Agreement and the exhibits thereto, the Amended Plan and the exhibits thereto, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

  The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Tax Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the date hereof in the application or interpretation of the income tax laws of the United States.

  Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

  This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger, or any other transaction (including any transaction undertaken in connection with the Merger).

  Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that no gain or loss will be recognized by Arch as a result of the Merger.